UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 31, 2011

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 31, 2011, Eagle Materials Inc., a Delaware corporation (the “Company”), entered into an Uncommitted Master Shelf Agreement (the “Shelf Agreement”) with John Hancock Life Insurance Company (U.S.A.) (“Hancock”). The Shelf Agreement provides the terms under which the Company may offer up to $75 million of its senior unsecured notes for purchase by Hancock or Hancock’s affiliates that become bound by the Shelf Agreement (collectively, “Purchasers”). The Shelf Agreement has a term of two years and does not obligate the Company to sell or the Purchasers to buy any such notes.

To date, no notes have been sold by the Company pursuant to the Shelf Agreement. Any future sale of notes by the Company under the Shelf Agreement is conditioned on acceptance by Hancock and on the Company’s ability to make certain representations and satisfy certain other closing conditions. Any sale of notes requested by the Company must be of at least $5 million in aggregate principal amount. The tenor and pricing of any notes sold under the Shelf Agreement will be determined at the time of sale. Any notes sold by the Company under the Shelf Agreement will rank pari passu in right of payment with all other senior, unsecured debt of the Company, including the Company’s debt under its $300 million senior unsecured revolving credit facility entered into on December 16, 2010, the Company’s Series 2005A Senior Notes, and the Company’s 2007A Senior Notes.

The Shelf Agreement contains customary covenants similar to the Company’s previous senior note offerings; however, such covenants will not be binding on the Company until such time, if any, that notes are sold under the Shelf Agreement. Such covenants include (a) covenants that place limits on the Company’s ability to encumber its assets, to incur additional debt, to sell Company assets, or to merge or consolidate with third parties; (b) financial covenants requiring that (i) the Company’s ratio of consolidated debt to consolidated EBITDA may not exceed 3.50 to 1.00, on a rolling four quarter basis; and (ii) the ratio of consolidated EBITDA to consolidated interest may not be less than 2.50 to 1.00, on a rolling four quarter basis; (c) a covenant that the Company must not permit the aggregate amount of priority debt of the Company to exceed 20% of the consolidated net worth of the Company at the end of any fiscal quarter – priority debt being defined as all unsecured debt of the Company’s subsidiaries (but excluding certain types of debt) and all debt of the Company and its subsidiaries secured by liens (but excluding debt secured by certain permitted liens); and (d) a covenant that the consolidated total assets, or the consolidated total revenues (on a rolling four quarter basis), of the Company and the Restricted Subsidiaries (as defined below) may not be less than 80% of the consolidated total assets, or the consolidated total revenues (on a rolling four quarter basis), of the Company and all of its subsidiaries.

Upon selling notes under the Shelf Agreement, certain of the Company’s subsidiaries (the “Restricted Subsidiaries”) will execute and deliver a Subsidiary Guaranty Agreement, which guarantees the punctual payment of all principal, interest, and make-whole amount on the notes and the other payment and performance obligations of the Company contained in the notes and in the Shelf Agreement.

The foregoing description is qualified by reference to the Shelf Agreement, which is being filed with this current report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above. The description in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Uncommitted Master Shelf Agreement dated as of August 31, 2011 between Eagle Materials Inc. and John Hancock Life Insurance Company (U.S.A.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ D. Craig Kesler
D. Craig Kesler Executive Vice President – Finance and Administration and Chief Financial Officer

Date: September 7, 2011

EXHIBIT INDEX

Exhibit Number	Description

10.1	Uncommitted Master Shelf Agreement dated as of August 31, 2011 between Eagle Materials Inc. and John Hancock Life Insurance Company (U.S.A.)